UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 16, 2004

Date of report (Date of earliest event reported)

COGENTRIX ENERGY, INC.

(exact name of registrant as specified in its charter)

NORTH CAROLINA	33-74254	56-1853081
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273-8110

(Address of Principal Executive Offices) (Zip Code)

(704) 525-3800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Item 5.    Other Events and Required FD Disclosure.

Cogentrix Energy, Inc. (the “Company”) currently expects to commence a solicitation of consents (the “Consent Solicitation”) of the holders of the majority in principal amount of the Company’s 8.75% Senior Notes due 2008 (the “Notes”) to modify certain reporting obligations in the indenture governing the Notes. The principal purpose of the consent is to eliminate the Company’s obligation to file reports with the Securities and Exchange Commission if it is not otherwise required to do so under the Securities Exchange Act of 1934.

The Company expects to retain Goldman, Sachs & Co. to act as solicitation agent in connection with the Consent Solicitation. If the requisite consents are obtained, the Company currently intends to pay each consenting holder that acted prior to the expiration of the solicitation a consent fee that will be established in the Consent Solicitation. Holders that do not consent prior to the expiration of the solicitation will not be entitled to the consent fee. Questions related to the Consent Solicitation should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attn: Credit Liability Management, (800) 828-3182. No assurance can be given that the Consent Solicitation will be commenced, or if commenced that it will be completed and any consent fee will be paid.

The Company currently is offering to purchase all of the outstanding Notes pursuant to an offer (the “Offer to Purchase”) that will expire at 11:00 a.m., New York City time, on Friday, January 23, 2004. Holders of Notes who tender such Notes in the Offer to Purchase will not be eligible to participate in the Consent Solicitation or receive the consent fee. Questions related to the Offer to Purchase should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attn: Credit Liability Management, (800) 828-3182.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTRIX ENERGY, INC. (registrant)

By:	/s/ Robert S. Mancini

Name: Robert S. Mancini
Title: Co-President and Chief Commercial Officer

Date: January 16, 2004